EXHIBIT 21             SUBSIDIARIES OF FIDELITY FEDERAL BANCORP


Name                                            Jurisdiction of Incorporation
- ----                                            -----------------------------
Fidelity Federal Bancorp:
   United Fidelity Bank, fsb                               Indiana
   Village Securities Corporation                          Indiana

Also included are the subsidiaries of United
Fidelity Bank, fsb:                                        Indiana
   Village Insurance Corporation                           Indiana
   Village Housing Corporation                             Indiana
   Village Community Development Corporation               Indiana
   Village Management Corporation                          Indiana
   Fidelity Federal Capital Corporation                    Indiana